SINOVA

Raj Gurm, CEO
P2 Solar, Inc.
Unit #204, 13569 76th Avenue
Surrey, BC, Canada, V3W 2W3

April 1, 2010

Re: Consulting Agreement between P2 Solar, Inc. and Sinova Holdings, Ltd.

This letter of intent ("LOI") will confirm the terms of Sinova Holdings, Ltd's (the "***Consultant***") Contract (the "Contract") with P2 Solar Inc., its affiliates, subsidiaries or special purpose vehicles created for the purposes of the Transaction as contemplated by the scope of services for this Contract (collectively "***P2***").

1. Term

Subject to the early termination provisions of this Contract in Section 10, the initial term of this Contract shall be for a one-year term from April 1, 2010 until March 31, 2011 (the "***Initial Term***"). For greater certainty, it is confirmed that unless both parties have mutually agreed in writing to renew this Contract on or before expiry of the Initial Term, this Contract shall without further notice terminate at the end of the Initial Term. The **Consultant** understands and agrees that the terms of this Contract in Sections: 5. Independent Consultant, 6. Confidentiality, 7. Return of Materials, 8. Assignment of Inventions, 10. Liability & Indemnification and 11. General, shall survive the termination of the other provisions of this Contract.

2. Services

The **Consultant** shall provide the following services as Custodian to P2 at the will of the Board of Directors when required and on a best efforts basis. The **Consultant** shall provide the services described in Schedule "**A**". **Consultant** will provide services in good faith to introduce parties to provide financing, whether equity, debt or a combination therefore to P2 (in the form of either a private placement or public offering), or acquire shares or assets of P2 (collectively the "Transaction"). For the avoidance of doubt, P2 is specifically mandating **Consultant** to provide introductions to the following parties:

i. Strategic Investors – defined as companies actively involved in the industry such as EPC firms, module manufacturers, developers, etc;

ii. Financial Investors – defined as individual or institutional investors that are actively seeking to invest in the energy and renewable industry but are not actively involved in the industry on an operating basis;

iii. Investment Banks – defined as a broker-dealer qualified to underwrite a public offering in the United Stated.

Notwithstanding the aforementioned, in Section 1., if at anytime up to and including the second anniversary of the expiration or termination of this Contract, a party or parties, introduced to P2 either directly or indirectly by **Consultant,** consummates a Transaction with P2, or if a Transaction was made possible in whole or in part by the efforts of the **Consultant**, then **Consultant** will be due its compensation as defined in Section 3 below.

3. Fees

The fee for the services performed under this Contract shall be paid at the rate of:

a. Retainer: Eighty thousand (80,000) common shares of **P2** per month.

b. Equity Financing: a cash fee equal to two percent (2.0%) for any equity or equity linked financing closed by Sinova;

SINOVA

c. Debt Financing: a cash fee equal to one percent (1.00%) for any debt financing closed by Sinova;

d. Share exchange, Merger, Acquisition or Sale of Assets: a cash fee equal to one and a quarter percent (1.25%) of the total consideration closed by Sinova;

e. Share Purchase Warrant Success Fee: Five hundred thousand (500,000) share purchase warrants to purchase **shares** of **P2** exercisable for a period of 60 months at an exercise price equal to US$0.20 will be issued at Financial Close of the entire sum needed for the 25 MW project.

f. Warrant Terms: The warrants shall expire 60 months from the date of issue and have a cashless exercise provision. The warrants will also include piggyback registration rights as well as other customary terms in a warrant agreement form to be mutually agreed by the parties.

g. Vesting & Acceleration: The Retainer of (80,000 shares) shall be issued by **P2** to the **Consultant** on the first day of each month for the duration of the term of this contract. At it's sole discretion and for administrative convenience, P2 may issue 960,000 or 12 months of Retainer shares at the beginning of the contract term and these shares will vest at the rate of 80,000 shares per month for each of the twelve months of the term. In the event that **P2** completes a Financial Close of minimum of US$25.00 million, then the issuance of all Retainer shares unissued for the unfinished term will accelerate and be issued simultaneously with the Financial Close.

h. Payment of Cash Fees: The cash (Section 3b, 3c & 3d) fees shall be payable at Financial Close and **P2** will direct the equity and/or debt investors to distribute such fees directly to the **Consultant** from escrow. In the event that the Financial Close is with a newly formed private SPV, then the Consultant will have the right to exchange Share Purchase Warrants of P2 in those of the newly formed SPV.

4. <u>Expenses</u>

The **Consultant** shall be responsible for its own expenses, except that the **Consultant** shall be reimbursed for all expenses actually and properly incurred by the **Consultant** on behalf of **P2** in carrying out the Consulting Services and performing the functions under this Contract, provided that the **Consultant** provides original receipts with explanations for any expenses submitted for reimbursement on a monthly basis and that all expenses shall require the prior written approval of **P2**. Except as expressly set out herein, **P2** shall have no other obligations to reimburse the **Consultant** for any other expenses, or expenses that have not been pre-approved. At times when P2 has no cash funds available for payment of expenses, the Consultant will accept free trading shares valued at two times the cash value of the expenses.

5. <u>Independent Consultant</u>

The **Consultant** shall provide all services under this Contract as an independent contractor, and nothing in this Contract shall be construed so as to constitute the **Consultant** as an agent, employee or representative of **P2**. The **Consultant** will comply with all applicable health and safety regulations including any applicable workers compensation legislation. On request the **Consultant** will provide evidence of registration and good standing under any applicable workers compensation legislation. The Consultant also confirms that it will comply with all relevant Securities Regulations in the United States, as necessary for any securities that are offered to investors domiciled in the United States, and that for such offering its Principals are Registered Representatives at a FINRA Member Broker Dealer.

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6. **Confidentiality & Non-Circumvention**

The **Consultant** have a duty to maintain in strict confidence all information known or used by **P2** or its affiliated or associated companies or any of its clients. Specifically, the **Consultant** will during the course of this Contract and afterward, keep confidential and refrain from using, directly or indirectly, all information known or used by **P2** in its activities, including, but not limited to. The specific terms of the confidentiality and non-circumvention are outlined in the Non Disclosure Non Circumvention Agreements (the "***NDNCA***") executed by both parties in January 2010.

7. **Return of Materials**

The **Consultant** agrees to return to **P2**, immediately upon termination or expiry of this Contract, all plans, designs, devices, data, documents, specifications, business documents, computer code, algorithms, computer software, computer date, lists, records files and all other material containing or disclosing Confidential Information including copies of these items, however made or obtained and will delete any electronic copies or files of any such information. The **Consultant** also agrees at any time following termination of this Contract, that it will not use any Confidential Information to promote directly or indirectly the business of the **Consultant** or any third party, and will not disclose any Confidential Information to any third party.

8. **Assignment of Inventions**

The **Consultant** agrees that all designs, plans, inventions, discoveries, improvements, software, copyright, know-how or other intellectual property, whether or not patentable or copyrightable, created by the **Consultant**, or the **Consultant**'s officers, employees or consultants:

- During the course of this Contract pertaining to any service, matter, thing, process or method related to this Contract, or that may be useful or of benefit to **P2** (the "***Works***"), and
- Such Works created during a six-month period after termination or expiry of this Contract (regardless of the circumstances for such termination or expiry), directly related to this Contract, shall be the sole and absolute property of **P2**. Without limiting the foregoing, the **Consultant** hereby irrevocably waives all moral rights in the Works and assigns and transfers to **P2** the **Consultant's** entire right, title and interest, domestic and foreign, in such Works, or, at the option of **P2**, a lesser interest therein and shall cause the **Consultant's** officers, employees or consultants to waive such moral rights and to assign and transfer to **P2** their entire right, title and interest in such Works.

The **Consultant** further agrees to keep and maintain adequate and current written records of all Works made, which records shall be available at all times to **P2** and shall remain the sole property of **P2**. The **Consultant** further agree to assist **P2** or its affiliated or associated companies in obtaining and enforcing, for **P2's** or its affiliated or associated companies own benefit, patents, copyrights and any other protections in any and all countries for any and all Works made by the **Consultant** or its officers, employees or consultants (in whole or in part) the rights to which belong to or have been assigned to **P2** or its affiliated or associated companies. The **Consultant** agrees, upon request, to execute, and to cause its officers, employees or consultants to execute, all applications, assignments, instruments and papers and perform all acts that **P2** or its affiliated or associated companies or its counsel may deem necessary or desirable to obtain any and all patents, copyrights or other protection in such Works and otherwise to protect the interests of **P2** therein.

9. **Termination of Contract**

It is agreed that early termination of this Contract shall be possible on the following basis:

- at any time with the mutual written consent of both parties, or
- at any time by **P2,** without prior notice to the **Consultant,** if at any time there has been a material breach of the terms of this Contract by the **Consultant**.

- At any time by **P2** with a 30 day notice and a payment of 160,000 Common shares paid beyond the shares already vested.

10. Liability and Indemnification

The **Consultant** and **P2** shall each be liable to for all losses, costs, damages and expenses whatsoever which they may sustain, pay or incur as a result of, or in connection with, any breach by the other party, or any officer, employee or consultant of the other party, of any one or more of the party's obligations, covenants or agreements set forth in this Contract. The **Consultant** and **P2** shall each indemnify and hold harmless the other party of and from all manner of action, causes of action, proceedings, claims, demands and expenses whatsoever which may be brought or made against them or which they may sustain, pay or incur as a result of or in connection with any breach by the other party or any officer, employee or consultant of the other party, of any one or more of the party's obligations, covenants or agreements set forth in this Contract. **P2** shall not be liable nor responsible for any bodily or personal injury or property damage of any nature whatsoever that may be suffered or sustained by the **Consultant** or any officer, employee or consultant of the **Consultant** in the performance of this Contract. The **Consultant** shall be responsible for obtaining and maintaining at the **Consultant's** expense general liability insurance, on terms, and in an amount satisfactory to **P2**. The **Consultant** shall produce to **P2** on request evidence of such insurance.

11. General

It is specifically agreed that this Contract shall not be construed as an agreement by **P2** to directly engage as an employee any officer, employee or consultant of the **Consultant**. The **Consultant** agrees to abide, and cause its officers, employees and consultants to abide, by all of **P2's** policies. This Contract will be governed by the laws of the State of Washington. Any amendment to this Contract shall be in writing signed by **P2** and the **Consultant**.

12. Acceptance

By signing below the **Consultant** acknowledges and accepts the terms and conditions of this Contract:

P2 Solar, Inc.

Per: ______________________

Raj-Mohinder S. Gurm, CEO & President

ACCEPTED AND AGREED TO THIS 1st DAY OF April, 2010. THE CONSULTANT HAS READ AND UNDERSTANDS THE TERMS AND CONDITIONS SET OUT IN THIS CONTRACT:

SINOVA HOLDINGS, LTD.

Per: ______________________

Aidan Stretch, Managing Director

SINOVA

Schedule "A"

Consulting Services

OBJECTIVES	
• Establish contact with strategic & financial investors for the purpose of securing approximately US$112M of equity and debt capital for the 25MW Solar PV project in the Punjab, India.	
• Assist with presentations/meetings with investors as well as due diligence requests from investors.	
• Assist in negotiating the terms of the equity and/or debt investments.	
• Assist in planning and execution of a registered share offering by P2	
ACTIVITIES	
Phase One: REVIEW **Q2 2010**	• Perform research on strategic and financial investors • Work with **P2** to develop concise marketing materials • Interview and pre-qualify investors • Review target list with **P2**
Phase Two: APPROACH **Q2-Q3 2010**	• Work with **P2** to develop clear strategy for approaching strategic & financial investors • Network with executives to establish appropriate contact for targeted investors • Attend select industry or investor relations events if necessary to support **P2's** financing activities
Phase Three: EXECUTION **Q3-Q4 2010**	• Call on targeted investors on behalf of P2 to facilitate equity & debt financing • Work with P2 to negotiate terms of equity & debt investment • Assist P2 to reach "Financial Close" with one or more investors